Exhibit 4.2
                                                                     -----------
                                  ENDOGEN, INC.

                      Non-Qualified Stock Option Agreement
                      ------------------------------------

         Endogen, Inc., a Massachusetts corporation (the "Company"), hereby grants this _____________to ______________(the "Optionee"), an option to purchase a maximum of _______________shares of its Common Stock, $.01 par value, at the price of $_____________ per share, on the following terms and conditions:

         1. Grant Under 1992 Stock Option Plan. This option is granted pursuant to and is governed by the Company's 1992 Stock Option Plan (the "Plan") and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

         2. Grant as Non-Qualified Option; Other Options. This option shall be treated for federal income tax purposes as a Non-Qualified Option (rather than an incentive stock option), and the Committee will take appropriate action, if necessary, to achieve this result. This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

         3. Extent of Option if Business Relationship Continues. If the Optionee has continued to serve the Company or any Related Corporation (as such term is defined in the Plan) in the capacity of an employee, officer, director or consultant (such service is described herein as maintaining or being involved in a "Business Relationship" with the Company), on the following dates, the Optionee may exercise this option for the number of shares set opposite the applicable date:

Less than one year from ______________                      -    0 shares

One year but less than two years from ___________________   -    _________shares

Two years but less than three years from ________________   -    _________shares

Three years but less than four years from _______________   -    _________shares

Four years or more from _________________________________   -    _________shares

The foregoing rights are cumulative and, while the Optionee continues to maintain a Business Relationship with the Company, may be exercised up to and including the date which is ten (10) years from the date this option is granted. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Optionee ceases to maintain a Business Relationship with the Company or Related Corporation or dies or becomes disabled or undergoes dissolution while involved in a Business Relationship with the Company or Related Corporation.

         4. Termination of Business Relationship. If the Optionee ceases to maintain a Business Relationship with the Company or Related Corporation, other than by reason of death or disability as defined in Article 5 hereof, no further installments of this option shall become exercisable and this option shall terminate after the passage of ninety (90) days from the date the Business Relationship ceases, but in no event later than the scheduled expiration date. In such a case, the Optionee's only rights hereunder shall be those which are properly exercised before the termination of this option.

         5. Death; Disability; Dissolution. If the Optionee is a natural person who dies while involved in a Business Relationship with the Company or Related Corporation, this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of the Optionee's death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Article 9, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Optionee is a natural person whose Business Relationship with the Company or Related Corporation is terminated by reason of his disability (as defined in the Plan), this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date the Business Relationship was terminated, at any time within 180 days after the date of such termination, but not later than the scheduled expiration date. At the expiration of such 180-day period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination. If the Optionee is a corporation, partnership, trust or other entity that is dissolved, liquidated, becomes insolvent or enters into a merger or acquisition with respect to which such optionee is not the surviving entity at the time when such entity is involved in a Business Relationship with the Company or Related Corporation, this Option shall immediately terminate as of the date of such event, and the only rights hereunder shall be those as to which this option was properly exercised before such dissolution or other event.

         6. Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

         7. Payment of Price. [The person signing on behalf of the Company must initial one of the three following clauses.] The option price is payable in United States dollars and may be paid:

                  (a) in cash or by check, or any combination of the foregoing, equal in amount to the option price.

                                                                 ----------
                                                                 (Initials)

                  (b) in cash, by check, by delivery of shares of the Company's Common Stock having a fair market value (as determined by the Board of Directors) equal as of the date of exercise to the option price, or by any combination of the foregoing, equal in amount to the option price.

                                                                 ----------
                                                                 (Initials)

                  (c) in cash, by check, by delivery of shares of the Company's Common Stock having an aggregate fair market value (as determined by the Board of Directors) equal as of the date of exercise to the option price, by delivery of the Optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or by any combination of the foregoing, equal in amount to the option price.

                                                                 ----------
                                                                 (Initials)

Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company (i) if such Common Stock is both subject to a substantial risk of forfeiture and not transferable within the meaning of Section 83 of the Code, and (ii) unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

         8. Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

         9. Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee's lifetime only the Optionee can exercise this option.

         10. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

         11. No Obligation to Continue Business Relationship. The Company and any Related Corporations are not by the Plan or this option obligated to continue to maintain a Business Relationship with the Optionee.

         12. No Rights as Stockholder until Exercise. The Optionee shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Optionee and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

         13. Capital Changes and Business Successions. It is the purpose of this option to encourage the Optionee to work for the best interests of the Company and its stockholders. Since, for example, that might require the issuance of a stock dividend or a merger with another corporation, the purpose of this option would not be served if such a stock dividend, merger or similar occurrence would cause the Optionee's rights hereunder to be diluted or terminated and thus be contrary to the Optionee's interest. The Plan contains extensive provisions designed to preserve options at full value in a number of contingencies. Therefore, provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference. In particular, without affecting the generality of the foregoing, it is understood that for the purposes of Articles 3 through 5 hereof, both inclusive, maintaining or being involved in a Business Relationship with the Company includes maintaining or being involved in a Business Relationship with a Related Corporation as defined in the Plan.

         14. Withholding Taxes. If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or lapse of restrictions on, any Common Stock received by the Optionee on exercise of this option, the Optionee hereby agrees that the Company may withhold from the Optionee's wages or other remuneration the appropriate amount of federal, state and local withholding taxes. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages or other remuneration, or in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages or other remuneration sufficient to satisfy the Company's withholding obligation, the Optionee will reimburse the Company on demand, in cash, for the amount underwithheld.

         15. Acceleration of Vesting of Option for Business Combinations. In the event of a sale of all or substantially all of the Company's assets, or if the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the shares of the outstanding voting stock of the Company immediately preceding the consummation of such an event are converted into or represent securities of the surviving or resulting entity or other consideration that will not have the ability to elect a majority of the board of directors of the surviving or resulting entity, this option shall, immediately prior to the consummation of any of the foregoing events, become fully vested and immediately exercisable by the Optionee.

         16. Provision of Documentation to Optionee. By signing this Agreement the Optionee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

         17. Miscellaneous.

              (a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below. The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

              (b) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

              (c) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

              (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Article 9 hereof.

              (e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of the conflicts of laws thereof. The preceding choice of law provision shall apply to all claims, under any theory whatsoever, arising out of the relationship of the parties contemplated herein.

         IN WITNESS WHEREOF the Company and the Optionee have caused this instrument to be executed, and the Optionee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.


Optionee:                                ENDOGEN, INC.


------------------------------           ---------------------
(Signature)                              Owen A. Dempsey
                                         President and Chief Executive Officer
------------------------------
Street Address

------------------------------
City           State  Zip Code


Note: Person signing on behalf of the Company must initial one of the three clauses under Article 7 above.